EXHIBIT 21.1

FIRST BANCORP.

AS OF DECEMBER 31, 2020

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation

FirstBank Puerto Rico	Puerto Rico
First Federal Finance Limited Liability Company (D/B/A Money Express) FirstBank Overseas Corp. First Management of Puerto Rico, LLC	Puerto Rico
Puerto Rico
Puerto Rico
FirstBank Insurance Agency, LLC	Puerto Rico